 Table of Contents

                                                                                                                                                                                                                                                                  Exhibit 4.(b)(13)

SHAREHOLDERS’ AGREEMENT

between

on one side

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

and on the other

SAMUEL KLEIN

MICHAEL KLEIN

EVA LEA KLEIN

as intervening party

GLOBEX UTILIDADES S.A.

as consenting intervening parties

CASA BAHIA COMERCIAL LTDA.

WILKES PARTICIPAÇÕES S.A.

July 1, 2010

SHAREHOLDERS’ AGREEMENT

By this instrument and as best facilitated by law,

on the one hand,

I.         COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a company headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio, 3142, registered with the CNPJ/MF under nº 47.508.411/0001-56, in this act represented as provided in its bylaws, hereinafter referred to as “GPA”, and, on the other hand,

II.        SAMUEL KLEIN, Brazilian, widower, businessman, bearer of ID card RG nº 4.666.849-4 SSP/SP and registered with the CPF/MF under nº 016.668.518-68, with business address in the City of São Caetano do Sul, State of São Paulo, at Avenida Conde Francisco Matarazzo, 100, Centro, hereinafter referred to as “SK”; and

III.      MICHAEL KLEIN, Brazilian, married, administrator, bearer of ID card RG nº 4.697.446-5 SSP/SP and registered with the CPF/MF under nº 498.139.868-91, with business address in the City of São Caetano do Sul, State of São Paulo, at Avenida Conde Francisco Matarazzo, 100, Centro, hereinafter referred to as “MK”; and

IV.      EVA LEA KLEIN, Brazilian, divorced, businesswoman, bearer of ID card RG nº 5.355.217 SSP/SP and registered with the CPF/MF under nº 691.845.188-04, with business address in the City of São Caetano do Sul, State of São Paulo, at Avenida Conde Francisco Matarazzo, 100, Centro, hereinafter referred to as “ELK”;

SK, MK and ELK are hereinafter referred to together as “Grupo CB”,

GPA and Grupo CB are hereinafter referred to together as the “Parties”, or, individually and generically, as the “Party”,

and, as intervening party,

V.        GLOBEX UTILIDADES S.A., a company headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Prefeito Dulcídio Cardoso, 2000, Tijuca, registered with the CNPJ/MF under nº 33.041.260/0001-64, in this act represented as provided in its bylaws, hereinafter referred to as the “Company”;

VI.      and also, as consenting intervening parties, “CB” and “Wilkes” and hereinafter so designated, to wit,

a.         CASA BAHIA COMERCIAL LTDA., a limited liability company headquartered in the City of São Caetano do Sul, State of São Paulo, at Avenida Conde Francisco Matarazzo, 100, Centro, registered with the CNPJ/MF under nº 59.291.534/0001-67, in this act represented as provided in its articles of association, hereinafter referred to as “CB”;

b.         WILKES PARTICIPAÇÕES S.A., a company headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio, 3126, registered with the CNPJ/MF under nº 04.745.350/0001-38, in this act represented as provided in its bylaws, hereinafter referred to as “Wilkes”;

PREAMBLE

WHEREAS the Parties hold the majority of the common shares issued by the Company; and

WHEREAS the Parties desire to formalize the agreements they have made with reference to the rules and procedures that should prevail in their relations as shareholders of the Company,

They RESOLVE  to execute this Shareholders’ Agreement (the “Agreement”), pursuant to and for all effects of article 118 of Law 6.404/76, as amended (the “Brazilian Corporations Law”), in accordance with the terms and conditions established below and freely accepted, obligating themselves to comply and cause to be complied with:

CLAUSE 1. COMPLIANCE AND PRINCIPLES OF THE AGREEMENT

1.1.  The Parties obligate themselves to comply with this Agreement and to exercise the right to vote to which they are entitled by their shares issued by the Company, which shall be bound as provided in this Agreement.

1.2.  The Parties obligate themselves to inform the administrators they have elected of this Agreement and cause them to comply with all its terms and conditions within their responsibility and competence.

1.3.  The chair of the Shareholders’ Meeting and/or the Board of Directors shall not count votes proffered in violation of this Agreement.

1.4.  The provisions of this Agreement shall prevail between the Parties over any disposition in the Company’s bylaws that would otherwise govern matters addressed herein, and thus such matters shall be interpreted and observed in accordance with the rules included in this Agreement.  The Parties hereforth obligate themselves to request the convocation of a Shareholders’ Meeting to amend Company’s bylaws whenever there is a conflict between the provisions of this Agreement and the bylaws, committing themselves to vote in favor of the amendment needed such that the terms of the Agreement prevail, and to vote against any proposed amendment that could cause a conflict between this Agreement and the bylaws.

1.4.1.  The Parties commit themselves to modify this Agreement and, to the extent possible, the Company’s other corporate documents, whenever needed to duly comply with the principles provided in Clause 1.5 below, which also shall guide the Parties if this Agreement is altered by virtue of law or a judicial, arbitral or regulatory decision, capital market regulations (new listing on an Exchange) or agreement between the Parties.

1.5.  All the resolutions of the Parties, as well as of the members of the Board of Directors and the Company’s Board of Executive Officers they appoint, directly or indirectly, shall be based on the prevalence of the Company’s interests in relation to the particular interests of the shareholders, as well as the appreciation, growth and development of the “Casas Bahia” and “Ponto Frio” brands.

1.6.  The rights and obligations of Grupo CB shall always be exercised in conjunction with its members, it being certain that Grupo CB appoints, in this act, MK as its representative for such purposes, who may be replaced, at any time, by any third party with express powers to so represent, through sending written notice to GPA, signed by the majority of the members of Grupo CB.

1.6.1. The members of Grupo CB may sign a shareholders’ agreement parallel to this Agreement for the purpose of governing the necessarily collective vote among the members of such agreement and the manifestation of their rights and obligations under this Agreement, whose dispositions may not conflict with the rights and obligations provided in this Agreement and whose representative shall be the same as indicated in Clause 1.6.  In cases of conflict or incompatibility among the terms  and conditions of this Agreement and the terms and conditions of any shareholders’ agreement that comes to be signed by Grupo CB, the terms and conditions of this Agreement shall prevail.

CLAUSE 2. THE COMPANY AND THE BOUND SHARES

2.1. The Company is a publicly held company, with securities traded on the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (the “BM&FBovespa”), and the Parties obligate themselves to maintain it as a publicly held company while this Agreement is in effect.

2.2. Subject to CLAUSE 7 of this Agreement, this Agreement binds the common shares held by the Parties, by which they are subject to all the stipulations contained herein, including regarding the exercise of the right to vote, and are hereinafter referred to simply as “Bound Shares”.

2.3. The following shall also become automatically bound, and be covered by the expression Bound Shares, subject to the provision in Clause 2.4 below, (i) the common shares of the Company that come to be owned by any of the Parties due to stock dividends and/or stock splits of the Bound Shares or from any corporate restructuring, or, further, the common shares of the Company that come to be acquired from third parties, or, further, due to the exercise of the preemptive rights to subscribe shares of the Company or bonds or securities or rights convertible into or exchangeable for them or that give the right to subscribe to them, originating from the Bound Shares, (ii) the securities convertible into common shares of the Company or subscription warrants that confer on their holder the rights to subscribe common shares of the Company owned by the Parties or common shares due to the exercise of the call option for shares of the Company; and (iii) any preferred shares of the Company that come to be owned by the Parties, including those due to any conversion of common shares into preferred shares.

2.4.  The Bound Shares shall cease to be considered bound under this Agreement exclusively for effects of calculating quorums for deliberations at the Meetings Prior provided for in Clauses 3.2.2 and 3.3.2, as soon as alienated, sold, assigned or in any way transferred by the Party that holds them to the other Party.  Nor shall shares acquired and/or subscribed by GPA in exercising the preemptive right to subscribe shares in a capital increase due to any public offers realized by the Company be considered Bound Shares.

CLAUSE 3.  SHAREHOLDERS’ MEETING

3.1. Shareholders’ Meetings.  Shareholders’ Meetings shall obey the rules provided in the Brazilian Corporations Law and in regulations of the Brazilian Securities Commission (the Comissão de Valores Mobiliários, or “CVM”), as well as the standards established in the Company’s bylaws.

3.2. Meetings Prior to the Shareholders’ Meetings.  The Parties shall obligatorily hold meetings prior to holding any Shareholders’ Meeting of the Company, to apprise themselves, discuss and deliberate the matters on the respective agenda (the “Meetings Prior”).  Toward this end, each Party shall appoint a representative (the “Representative”) for the Meetings Prior.  Within 30 days of the execution of this Agreement, each Party shall appoint and communicate to the other Party and to the Chairman of the Board of Directors, the name and qualifications of its Representative, for the purposes of the provision in this Clause 3.2, to whom the Chairman of the Board of Directors shall send any and all communications and/or convocations containing the guidelines/agenda for the Shareholders’ Meetings of the Company.  Each Party may replace its respective Representative at any time, through sending written notice to the other Party and the Chairman of the Board of Directors.

3.2.1. The Parties shall always vote as a block at Shareholders’ Meetings of the Company, with all of the voting shares issued by the Company that they hold, in accordance with the final decision determined at the respective Meetings Prior.

3.2.1.1. If for any reason a Meeting Prior is not held pursuant to the terms of the above Clauses, including due to the absence of GPA’s Representative, as long as it is regularly convened and subject to the possibility of attending without being present, pursuant to the terms set forth in Clause 3.5 below, and with its representation through a legally constituted procurator, but without prejudice to the provision in Clause 3.6, the Parties commit themselves to cause the item(s) on the agenda not addressed in a Meeting Prior to be removed as items in such Shareholders’ Meeting, except with regard to the exercise of the right to opt to develop the Business Opportunity offered by GPA, under the terms of the provision in Clause 8.3 below, which shall be fully complied with in accordance with the decision of Grupo CB, even if the Meeting Prior is not held due to the absence of GPA’s Representative.  If it is not possible not to deliberate such item(s) or to exclude the item, except with respect to the provision in Clause 8.3, the Parties shall vote against approval in a Shareholders’ Meeting.

3.2.2.  The decisions of the Meetings Prior referring to the deliberations at the Shareholders’ Meeting shall be made by the vote of the Representative of the Party owning the majority of the Bound Shares, in which case the other Parties are obligated to vote in accordance with the guidance of the vote reported at the Meeting Prior by such Representative, except for the following matters, which shall require the affirmative vote of the Representatives of the Parties that together hold:

(a)           70% of the Bound Shares for:

(i)            Reducing the capital stock of the Company;

(ii)          Except if due to a public offering of shares issued by the Company or the Company’s Stock Option Plan, approving a capital increase at the Company and creating preferred shares or issuing common or preferred shares above the authorized limit and/or any warrants, debentures convertible into shares of its own issuance or with collateral, or any bonds, securities or other rights or participations that are exchangeable for or convertible into shares of its own issuance, or any other options, subscription warrants, rights, contracts or commitments of any nature, pursuant to which the Company obligates itself to issue, transfer, sell, repurchase or otherwise acquire any shares of its issuance, except with respect to the acquisition of shares of the Company itself, for effects of cancelling them or holding them in treasury, which depends solely on the resolution of the Board of Directors;

(iii)        Resolving on the transformation, merger (including share merger), spin-off of the Company or any other form of restructuring the Company;

(iv)        Approving or amended the Company’s investment policy to provide for reinvestment of less than 50% of the Company’s free cash flow, as defined in Annex 3.2.2 of this instrument, as budgeted for the year;

(v)          Resolving on any other amendment to the Company’s bylaws relating to (a) its corporate purposes, (b) capital stock, (c) the composition and competence of the Shareholders’ Meeting, the Board of Directors and the Board of Executive Officers; (d) the Consultative Council, if any; (e) the Assessment Committees, if any; and (f) the dividend policy;

(vi)        Changing the periodicity as well as the rights and obligations of the Fiscal Council, it being certain that the meetings of the Fiscal Council shall be monthly;

(vii)      Approving the acquisition of any direct or indirect corporate participation, including but not limited to securities, bonds representing and/or convertible into corporate participations, as well as the acquisition of goodwill, in any form, including through leasing, in an amount equal to or exceeding, in a single transaction or series of transactions within a 12-month period, the greater of: (i) R$100,000,000.00 or (ii) 3% of the Company’s shareholders’ equity at the last balance sheet, until a Public Offering is realized, or 10% of the Company’s shareholders’ equity at the last balance sheet, after the conclusion of a Public Offering.

(b)          65% of the Bound Shares for:

(i)            Resolving on the dissolution and liquidation of the Company and electing and dismissing liquidator(s);

(ii)          Resolving on the Company filing for bankruptcy or court or extrajudicial protection, pursuant to applicable law; and

(iii)        Resolving on any cancellation of listing the Company’s shares for trading on a Stock Exchange or requests for new listings.

3.3. Meetings Prior in respect of Board of Directors Meetings.  The Parties shall also hold Meetings Prior in advance of the Company’s Board of Directors Meetings to apprise themselves of, discuss and resolve exclusively the matters on the respective agenda that refer to the matters listed in Clause 3.3.2 below.

3.3.1.  The members of the Board of Directors they appoint shall always vote as a block at the Company’s Board of Directors Meetings in accordance with the final decision established by the Representatives of the Parties at the respective Meeting Prior with respect to the matters listed in Clause 3.3.2 below.

3.3.2.  The decisions of the Meetings Prior referring to deliberations of the Board of Directors relating to the following matters shall require the affirmative vote of the Representatives of the Parties holding, together:

(a)           70% of the Bound Shares to:

(i)            Establish policy relating to the following activities: pricing and product assortment, promotions (products, prices, conditions of consumer financing and period for payment) and procurement (planning and bargaining), only if in 3 consecutive quarters the EBITDA, as defined in Clause 3.3.2.1, is negative;

(ii)          Except if due to a public offering of shares issued by the Company, realized pursuant to CLAUSE 10, resolve on a capital increase of the Company and the issuance of shares of any type or class, up to the authorized limit, setting the respective price and the conditions for paying in;

(iii)        Resolving on any and all financial transactions that involve the Company, including the concession of or taking on loans and the issuance of debentures not convertible into shares, which cause the Company’s Net Debt to exceed 2 times the EBITDA for the last 12 months, as of 2012.  For purposes of this Agreement, “Net Debt” means financial debt less (i) cash, (ii) financial investments and (iii) receivables; and

(iv)        Authorize the acquisition of shares of the Company itself, for effects of cancelling them or holding them in treasury.

(b)          65% of the Bound Shares to:

(i)            Approve the periodic programs for granting options under the Company’s Stock Option Plan as previously approved at the Shareholders’ Meeting;

(ii)          Resolve on the acquisition, sale, creation of liens or encumbrance of any assets of the Company, as well as the execution of any non-operating contract in an amount equal to or in excess of, in a single transaction or series of transactions within a 12-month period, the greater of: (i) R$100,000,000.00 or (ii) 3% of the Company’s shareholders’ equity at the last balance sheet, until a Public Offering is realized, or 10% of the Company’s shareholders’ equity at the last balance sheet, after the conclusion of a Public Offering; and

(iii)        Utilization by the Company of the “Casas Bahia” brand for business lines other than e-retail and e-commerce.

3.3.2.1.     For purposes of Clause 3.3.2, EBITDA shall be calculated based on the Company’s consolidated financial statements, prepared in accordance with Brazilian GAAP as approved by the CVM, and shall take into account the Company’s gross earnings, less general and administrative expenses and selling expenses, excluding depreciation, amortization, and extraordinary and non-recurring results.

3.3.2.2.     The Board of Directors shall have control over the Company’s strategic operating decisions, including for example, the approval of the annual budget, subject to the decisions of the Parties at the Meetings Prior with respect to the qualified quorum matters listed in Clause 3.3.2.  The operational decisions needed to meet budget that involve the pricing and assortment of products, promotions (product, price and period for payment) and procurement (planning and negotiations), shall be conducted by the Company’s Board of Executive Officers and, when necessary, submitted for the appraisal of the Board of Directors, pursuant to Clause 3.3.2(a)(i) above.

3.4.      The Meetings Prior for the Shareholders’ Meetings and Board of Directors Meetings may be called by any of the Parties, the Representatives, or by the Chairman of the Company’s Board of Directors, on at least 5 days’ written notice to the other Party and the respective Representative, indicating the place, date and time of the Meeting Prior being called and its respective agenda.  The notice to each Party and Representative shall also be delivered with a copy of any supporting documents prepared to ground the discussions at the respective Meeting Prior.  Such notice may be waived with the consent and/or unanimous presence of the Parties’ Representatives.  Only the matters included on the agenda may be voted on, unless this requirement is waived upon the unanimous consent of the Parties’ Representatives.

3.5.      The decisions made at the Meetings Prior, including any dissenting votes, shall be noted in a book created for recording such meetings, which shall remain on file at the Company’s headquarters.  If the Meeting Prior is held by phone or videoconference, the Representatives shall send their votes to the Company by fax or e-mail, and the minutes of the respective Meeting Prior shall be recorded later in the respective book and opportunely signed by the Representatives.

3.6.      The absence of the Representative of Grupo CB at the Meeting Prior, as long as it is regularly convened and subject to the possibility of attending without being present, pursuant to the terms set forth in Clause 3.5 above, and with its representation through a legally constituted procurator, shall cause the matters handled at the Meeting Prior to be approved by the favorable votes of the Representative of GPA and shall not exempt or release Grupo CB or the member of Board of Directors indicated by Grupo CB, as applicable, from the obligation to vote as a block at the Shareholders’ Meeting or at the Board of Directors Meeting, respectively, in accordance with the decisions approved at the Meeting Prior.

3.7.      Without prejudice to the provision in Clauses 3.2.2 and 3.3.2 above:

(a)           it shall depend on the affirmative vote of Representatives of Grupo CB, at a Meeting Prior called especially for this purpose, the manifestation of the vote to be proffered by the legal representative(s) of the Company at a Shareholders’ Meeting of PontoFrio.Com Comércio Eletrônico S.A., a company headquartered in the city and state of Rio de Janeiro, at Praia do Flamengo, 200, 19th floor, registered with the CNPJ/MF under nº 09.358.108/0001-25 (“Ponto.Com”) and/or by the members of the Board of Directors of Ponto.Com indicated by the Company, as applicable, (i) in relation to any matter provided in article 136 of the Brazilian Corporations Law with respect to Ponto.Com; (ii) a capital increase or decrease at Ponto.Com; (iii) acquisition of corporate participations by Ponto.Com that involve amounts above R$30 million in a single transaction or series of transactions within a 12-month period; (iii) the sale of any corporate participation in Ponto.Com; (iv) any act or transaction that could result in the Company losing control of Ponto.Com; (v) the Transfer or waiver of preference in the subscription, by the Company, of any security representing the capital stock of Ponto.Com or right to subscribe its shares held by the Company; (vi) approval of any shareholders’ agreement to be signed by the Company at Ponto.Com, which is materially different from Annex 3.7.(a), as well as any other document that in any way binds or limits its right to vote at Ponto.Com, and (vii)  any transaction that results in dilution of the corporate participation of the Company in Ponto.Com and/or in a participation of less than the majority of the voting stock of Ponto.Com.

(b)     it shall depend on the affirmative vote of Representatives of Grupo CB, at a Meeting Prior specially called for this purpose, the manifestation of the vote to be proffered by the directors appointed by the Parties, at a meeting of the Board of Directors, with respect to the exercise, or non-exercise, by the Company of the preferential right provided for in Clause 8.3 of this Agreement; and

(c)      it shall depend on the affirmative vote of Representatives of Grupo CB, at a Meeting Prior specially call for this purpose, the manifestation of the vote to be proffered by the directors appointed by the Parties, at a meeting of the Board of Directors, with respect to the approval of contracting FIC, Banco Itaú or any of their affiliates for providing financial services to clients (i) in the stores contributed to the capital of NCB and (ii) in the new stores that come to be opened under the banner “Casas Bahia,” except those opened under the banners “Ponto Frio” or “Extra Eletro” and that come to be opened under the banner “Casas Bahia.”

(c.1.)    The above-mentioned right to an affirmative vote shall be departed from exclusively in the case of a proposal presented by FIC, Banco Itaú or any of their affiliates being objectively equally or more advantageous to the Company in relation to other proposals received by the Company.  A proposal shall be deemed objectively more advantageous when, compared with proposals with the same conditions from other financial institutions, it has a higher net present value for the Company.  If proposals cannot be objectively compared because they are differently structured by the offerors, Grupo CB’s Representative’s right to an affirmative vote as provided for herein shall prevail in any case.  If there is no other proposal from a top-flight bank, the right to an affirmative vote shall always be exercisable.

3.7.1.      The Parties shall cause all members of the Board of Directors and members of the Company’s Board of Executive Officers, as well as the administrators of the Company’s subsidiaries, to be fully cognizant of the provision in Clause 3.7 above, when they are inducted into their posts.

3.7.2.      The Parties shall take, and shall cause the members of the Board of Directors they have appointed to take, immediately, all measures needed such that the vote proffered by such legal representative(s) of the Company at the Shareholders’ Meeting of Ponto.Com shall be deemed void in cases of non-compliance with the obligations stipulated herein.

3.7.3.      If Grupo CB has not bound Bound Shares to the Public Offering carried out during the term of this Agreement, as provided in Clause 10 below, except due to the event, act or omission not exclusively attributable to Grupo CB, the rights provided in Clause 3.7(a) above shall immediately cease to be applicable.

3.8.      Nullity of the vote in cases of Non-compliance.  Any exercise, by any Party or member of the Board of Directors indicated by the Parties, of the right to vote in the Shareholders’ Meetings or in the Board of Directors Meetings of the Company not in accord with the dispositions established herein, including through the respective abstention or absence (as long as regularly convened), (i) shall obligate the chair of the meeting not to count the vote proffered by the Party or director in violation of the provision in this Agreement and (ii) shall give to the other Party or to the directors indicated by the harmed Party the right to vote of the Party or of the directors that are absent (except in cases of acts of god or force majeure), in breach or omission (in cases of abstention or absence), in accordance with what comes to established at the respective Meeting Prior.  Nonetheless, if the chair of the shareholders’ meeting or Board of Directors meeting accepts such vote and such acceptance is decisive to the result of the voting, the resolution so taken shall be considered null and void, and shall not bind the other Party or the other members of the Board of Directors or the administration of the Company.  If necessary, the harmed Party shall be empowered to take the measures needed such that this nullity is declared as provided in Clause 12.10.

CLAUSE 4.  THE BOARD OF DIRECTORS AND THE BOARD OF EXECUTIVE OFFICERS

4.1.  For so long as this Agreement is in effect, the Parties shall exercise their right to vote to attain the following objectives:

4.1.1.  While GPA holds the majority of the Bound Shares, it shall have the right to nominate, for compulsory election by the Parties, not including any directors elected as Independent Directors, the majority of the other members of the Board of Directors, even if there is an election of directors based on §§4 and 5 of Art. 141 of the Brazilian Corporations Law.  If GPA does not hold the majority of the Bound Shares, it shall have the right to nominate, for compulsory election by the Parties, at least that number of members of the Board of Directors corresponding to its percentage participation in the total capital of the Company.  If multiplying the percentage corresponding to the Bound Shares held by GPA by the total number of members of the Board of Directors does not result in a whole number, the fraction shall be rounded up.

4.1.2.  Subject to Clause 4.1.1 with respect to GPA’s right to elect the majority of the members of the Board of Directors as long as it holds a majority of the Bound Shares, as long as Grupo CB holds at least 25% of the Bound Shares, it shall have the right to indicate, for compulsory election by the Parties, at least that number of members of the Board of Directors as corresponds to its percentage participation in the total capital of the Company.  If multiplying the percentage corresponding to the Bound Shares held by Grupo CB by the total number of members of the Board of Directors does not result in a whole number, the fraction shall be rounded down.

4.1.2.1.  Subject to GPA’s right to elect the majority of the members of the Board of Directors as provided in Clause 4.1.1 above, Grupo CB shall be empowered to appoint at least 2 members to the Company’s Board of Directors as long as it holds at least 20% of the Bound Shares.  Toward this end, the Parties commit themselves to take all necessary measures, and cause their Representatives to take all necessary measures to make the number of members of the Company’s Board of Directors sufficient for Grupo CB to be able to appoint the minimum number of directors stipulated herein, subject, for the avoidance of doubt, to GPA’s right to elect the majority of the members of the Board of Directors as provided in Clause 4.1.1 above.

4.1.3.  While Grupo CB holds Bound Shares representing at least 29% of the total capital of the Company, not counting for purposes of this calculation the shares of the Company in treasury, MK shall be indicated by the other members of the Board of Directors as its Chair, who shall have, among his powers, that of supervising the performance of the Board of Executive Officers and of promoting the linkage between the Board of Directors and the Board of Executive Officers.  If Grupo CB ceases, for any reason, to hold Bound Shares representing at least 29% of the total capital of the Company, not counting for these purposes the shares of the Company in treasury, while this Agreement is in effect, the Chairman of the Board of Directors shall be chosen upon the affirmative vote of members representing an absolute majority of the Board of Directors.

4.1.4.  Any and all resolutions of the Company’s Board of Directors shall pass upon the affirmative vote of members representing an absolute majority of the Board of Directors, except for the matters provided for in Clause 3.3.2.

4.1.5.  There shall be no tie-breaking vote in the deliberations of the Board of Directors.

4.2.  Each of the Parties shall use their best efforts to cause their representatives on the Board of Directors to be professionals trained for such work, who have business management experience, knowledge of best practices of corporate governance, available time, a strategic vision compatible with the objectives of the Company and who do not have an interest in companies that compete with the Company (except those controlled by or under common control with GPA), or an unflattering reputation in their past experience.

4.3.  The Parties obligate themselves to exercise their right to vote so as to assure the election to the Company’s Board of Directors of the representatives indicated by the Parties, including accumulating their votes in cases of election by cumulative voting, it being agreed, further, that, in cases of dismissal, resignation and/or replacement of Director(s), all Parties shall be obligated to line up the vote of the Party(ies) that had indicated the dismissed, resigned or replaced Director(s).

4.3.1.  The dismissal of Directors may only be realized by the Party that nominated them, pursuant to this Agreement.

4.4.  Grupo CB shall have the right during the 2-year period as of the signature of this Agreement, to appoint (i) the CEO and (ii) the Vice-President for Commerce.  GPA shall have the right during the 2-year period as of the signature of this Agreement, to appoint: (i) the Vice-President, and (ii) the Director of Finance and Investor Relations.  After the 2 years provided in this Clause have run, the Directors shall be appointed by the Board of Directors.

4.4.1.  At the first meeting of the Board of Directors after the execution of this Agreement, besides electing the members of the Board of Executive Officers, the Board of Directors shall specify the powers and the compensation of each of the other Executive Officers, regardless of whether they are included in the Company’s bylaws.

4.4.2.  To join the Company’s Board of Executive Officers, for a first mandate of 2 years after the date of their election, Grupo CB shall appoint (i) Raphael Klein to occupy the post of CEO, and (ii) Roberto Fulcherberger to occupy the post of Vice-President for Commerce.

4.5.  The Executive Officers of the Company indicated by Grupo CB as provided in Clause 4.4 above and that also come to occupy posts as Executive Officers at Filisur Participações S.A., a company headquartered in the City of São Caetano do Sul, in the State of São Paulo, at Avenida Conde Francisco Matarazzo nº 100, Bairro Centro, registered with the CNPJ/MF under nº 10.757.237/0001-75 (“NCB”), or other members of Grupo CB, or appointed by it, that come to occupy posts as Executive Officers at NCB, may not exercise, in isolation, any rights of the Company or of NCB as provided in the Quotaholders’ Agreement for Indústria de Móveis Bartira Ltda., a limited liability company headquartered in the city of São Caetano do Sul, in the State of São Paulo, at Av. dos Estados, 2.060, Bairro Fundação, registered with the CNPJ/MF under n.º 59.105.825/0001-13 (the “Bartira”), especially in relation to the election of the Finance Director at Bartira and to the exercise of the Put Option or the Call Option, as defined in such instrument, in which case they shall necessarily exercise such rights as GPA instructs the Executive Officers it appointed.

4.5.1.  The vote to be proffered in the NCB Shareholders’ Meeting regarding any of the matters subject to qualified quorums provided in the Clauses 3.2.2 and 3.3.2 in the context of NCB shall be subject to the decision of the Company’s Board of Directors, through a Meeting Prior, pursuant to Clause 3.3.2. and following the qualified quorums provided  in Clauses 3.2.2 and 3.3.2.   NCB’s bylaws shall provide for the approval at the shareholders’ meeting of any matter listed in clauses 3.2.2, 3.3.2  and 3.7 or any other matter that is subject to a qualified quorum or affirmative vote in this Agreement.  NCB’s Shareholders’ Meetings shall be preceded by meetings of the Company’s Board of Directors.

4.6.  Among the 5 members of the Board of Directors of Ponto.Com who shall be indicated by the Company, pursuant to the Shareholders’ Agreement of Ponto.Com signed by GPA and the Company, among others, GPA shall appoint 3 members and Grupo CB shall appoint 2 members.  In any circumstance, GPA, for so long as it holds the majority of the Bound Shares, shall appoint the majority of the members of the Board of Directors of Ponto.Com that the Company has the right to appoint by virtue of the provision in the Shareholders’ Agreement for that company.  The Executive Officer(s) or procurator(s) of the Company present at the Shareholders’ Meeting of Ponto.Com who resolve on the election of the members of its Board of Directors, shall exercise the right to vote of the Company so as to approve the election of the members of the Board of Directors of such company as indicated as provided in this Clause 4.6.

CLAUSE 5.  CORPORATE GOVERNANCE OF THE COMPANY AND SHARED SERVICES

5.1.  The rules of corporate governance of the Company shall be applied to all its subsidiaries, especially with respect to accounting, financial and tax practices.

CLAUSE 6.  SHARED SERVICES CENTER

6.1. The Parties expressly acknowledge that the Company will have the support, processing and back office services of Grupo Pão de Açúcar called the Shared Services Center (the “SSC”) and Indirect Procurement Center (the “IPC”), the Company being assured of the right to receive, every 6 months, the information that comes to be requested with respect to the services actually provided.

6.1.1.           The Company will rely on the services of the SSC and the IPC, without the costs currently borne by the Company suffering any increase, taking into consideration for purposes of this comparison the standards of quality and efficiency.  Any gain generated by the synergy resulting therefrom shall be fully passed along to the Company, pro rata.  The SSC and IPC services should consist exclusively of support, processing and back-office services.

6.1.2.           The activities and processes listed below (each individually a “Specific Service” or, together, “Specific Services”) represent a non-exhaustive list of what shall be provided to the Company by the SSC and by the IPC:

(i)             Accounts receivable;

(ii)           Accounts payable and tax receipts;

(iii)         Treasury (cash administration, fund raising and investment);

(iv)         Accounting (Taxes/Costs/Bookkeeping/Bank Reconciliation/Closing of Balances);

(v)           Management of Inventory, Merchandise and Fixed Assets, not including the decision with respect to the purchase of merchandise for resale;

(vi)         Planning Support and Management Reports;

(vii)       Payroll and Benefits Processing;

(viii)     Processing and procedures for recruitment, holidays and departures;

(ix)         Processing and procedures for Registration (Suppliers and Merchandise);

(x)           Attention to the Stores, Headquarters and Distribution Centers (Field services/Call Center);

(xi)         Store Maintenance (hydraulics, electricity, air conditioning and minor remodeling);

(xii)       Public Accounts;

(xiii)     Warehousing;

(xiv)     Security;

(xv)       Support Operations (administration of claims, travel agencies, etc.);

(xvi)     Purchasing services and materials not earmarked for resale (activities of quoting, negotiating, purchasing, establishing trade agreements and managing contracts), such as:

a.       Purchasing and managing office supplies;

b.      Material for merchandising;

c.       Uniforms;

d.      Packaging;

e.       Operating services (cleaning, security, parking, cash collection, etc.);

f.       Maintenance services and items;

g.      HR – Temps and diversity; and

h.      Asset insurance.

6.1.2.1.            Any other activity or service that comes to be included in the above list and/or provided by the SSC and IPC shall be considered, for the effects of this clause, a Specific Service.

6.1.3.           GPA shall collect from the Company for the SSC and IPC, an amount consistent with the amounts practiced in the market for each Specific Service, applying the regulatory precepts for services provided by publicly held companies for related parties, and should be similar to those that would prevail with independent third parties (arms’ length), within the collection parameter guidelines on updated individualized costs for each of the Specific Services listed in Clause 6.1.2 above.  This amount shall be paid monthly, every 15th of the month.

6.1.4.           The Company may cease to be part of the SSC and the IPC for each of the Specific Services considered independently whenever they prove the existence of a third party capable of providing the Specific Service with (i) quality and efficiency at least equal to that of GPA and (ii) for an amount less than that collected by GPA.

6.1.4.1.       For purposes of Clause 6.1.4 above, the Company shall send notice to GPA, naming the supplier of the Specific Service they intend to contract, proving and detailing the best conditions for price and quality, in which cases such Specific Service shall be discontinued at the SSC and IPC within 3 months of the notice, and the Company shall be free to contract the third party, as long as, in this same period, SSC or IPC, as applicable, are not capable of offering the same price and quality as presented by the supplier of the Specific Service.

6.1.4.2.       The Company may send the notice referred to in clause 6.1.4.1. above only one time every 12 months (the “Notice Period for Withdrawing from the SSC”) listing one or more Specific Services for withdrawing from the SSC.  The withdrawal from the SSC of any other Specific Service may only occur in the following Notice Period for Withdrawing from the SSC.

CLAUSE 7.  RULES FOR TRADING IN THE BOUND SHARES

7.1. Restriction on Sales to Competitors.  Grupo  CB obligates itself, during the entire period this Agreement is in effect, not to sell, promise to sell, assign, transfer, encumber, give in payment, confer to capital, donate, exchange, give in usufruct or otherwise dispose of, directly or indirectly (“Transfer”), in whole or in part, its Bound Shares to a direct competitor of the Company, of Ponto.Com or of GPA, in this latter case in the supermarket and hypermarket sector (the “Competitor”).

7.2. Lock-up of GPA.  Except in the case of a Public Offering, GPA obligates itself not to Transfer, in whole or in part, its Bound Shares to third parties during the first 24 months counting as of the date of execution of this Agreement.

7.3. Lock-up of Grupo CB.  Except in the case of a Public Offering, Grupo CB obligates itself not to Transfer any of its Bound Shares to third parties during the first 24 months counting as of the date of execution of this Agreement.

7.4. Encumbrance of Shares.  The Parties may not in any way voluntarily encumber their Bound Shares and the subscription rights inherent to them.

7.5. First Option to Buy.  Except in the case of a public share offering, if any of the Parties (the “Offeror”) wants to Transfer part or all of its Bound Shares, the Offeror shall send a written notice (the “Offering Notice”) to the other Party (the “Offeree”), containing all the terms and conditions on which it agrees to realize such Transfer, including, without limitation, the number and the type of the Bound Shares subject to the proposal (the “Offered Shares”) (the “First Offer”).

7.5.1.   A public share offering, for the purposes of this Agreement, shall not be deemed to include any secondary distribution, block trade, private placement, or any other form of placement in which a third party acquires, alone or in conjunction with companies it controls, that control it or that are under common control or companies or other forms of collective investment that represent the same interest, shares representing 10% of such placement or shares representing 3% of the Company’s total capital stock, whichever is less.

7.5.2.   The Offering Notice for the Transfer of the Offered Shares, including the subscription right or rights convertible into corporate participations or the respective acquisition, shall also include, without limitation, the terms and conditions upon which such Offeror intends to sell its respective participations or such rights.

7.5.3.   The Offeree shall have the first option to buy all of the Offered Shares, on the same terms and conditions indicated by the Offeror (the “First Option to Buy”).   The exercise of the First Option to Buy shall be subject to the procedures described below.  The First Option to Buy shall only be valid if exercised in relation to all the Offered Shares.

7.5.4.   Within 90 days as of the date on which the Offeree receives the Offering Notice sent by the Offeror, the Offeree shall send a written notice (the “Decision Notice”) to the Offeror, with a copy to the Chairman of the Board, saying whether it:

(a) exercises its First Option to Buy in relation to the totality of the Offered Shares, at the same price and subject to the same terms and conditions indicated by the Offeror; or

(b)   waives its First Option to Buy (not delivering such Decision Notice by the cut-off date shall be interpreted as waiving such First Option to Buy), and no assignment of such right to third parties shall be permitted.

7.5.5.    The Offered Shares shall be sold in their totality to the Offeree that has exercised its First Option to Buy, within 20 days of the cut-off date mentioned in Clause 7.5.4.

7.5.6.   If, at the end of the process described above, the Offered Shares have not been sold in their totality to the Offeree, the Offeror shall be free, subject to the provision in Clause 7.1, to sell the totality of the Offered Shares to a good-faith third party (a “Third Party”), as long as (i) the price to the Third Party is not less than 95% of the price indicated in the Offering Notice, subject to the other conditions of the offer with respect to the form and conditions of payment and (ii) the Transfer of the Offered Shares to the Third Party is consummated within 180 days following the end of the period provided in Clause 7.5.4.

7.5.7.    The above-mentioned process may only be realized once every 12 months as of the end of such period in Clause 7.2.

7.5.8.    After the conclusion of the Public Offering, and once the Minimum Sufficient Dispersion pursuant to CLAUSE 10 is attained, GPA shall no longer be obligated to comply with the procedure provided in this Clause 7.5.

7.5.9.   Exclusively for purposes of the First Option to Buy, the concept of Transfer shall not cover indirect sales of corporate participations, which when applied will give rise to the tag-along right provided in Clause 7.8.

7.6. Proportional Tag-Along Right.  Subject  to the provision in Clause 7.2, if GPA wants to Transfer its Bound Shares representing up to 10% of the capital stock of the Company to one or more interested third parties (each, a “Potential Buyer”), Grupo CB shall have the right, as long as so declared within the Exercise Period (as defined in Clause 7.6.2), to demand that GPA include Bound Shares it holds in the sale transaction with the Potential Buyer (the “Proportional Tag-Along Right”).

7.6.1.   If Grupo CB timely exercises the Proportional Tag-Along Right, the lot of Bound Shares to be sold to the Potential Buyer, at the same price per share and under the same conditions included in the offer received by GPA from the Potential Buyer, shall be divided between GPA’s Bound Shares and Grupo CB’s Bound Shares proportionally to the combined total of their respective participations in Bound Shares, regardless of type or class.

7.6.2.   GPA shall notify Grupo CB, with copy to the chairman of the Board of Directors of the Company, of its intention to Transfer its Bound Shares to the Potential Buyer (the “Notice of Intent”), and Grupo CB may exercise its Proportional Tag-Along Right through sending return notice to be received by GPA within 30 days of the date GPA sends the Notice of Intent (the “Exercise Period”).

7.6.2.1.     The Notice of Intent shall identify the Potential Buyer, the number of Bound Shares that GPA intends to Transfer, the price per Bound Share and the purchase conditions offered by the Potential Buyer.

7.7. Full Tag-Along Right.  Subject  to the provision in Clause 7.2, if GPA wants to Transfer its Bound Shares representing more than 10% of the capital stock of the Company to one or more interested third parties, in a transaction or series of transactions within any 18-month period counted from the end of the period provided for in Clause 7.2, the Tag-Along Right of Grupo CB shall include, as long as so declared within the Exercise Period, up to the totality of its Bound Shares together with GPA (the “Full Tag-Along Right”), applying the provision in Clause 7.6 and its sub clauses, notably with respect to setting the price per Bound Share and the periods for exercising the right provided for herein.

7.8. Tag-Along Right in cases of an Indirect Sale of Control.  When there is an indirect sale of control of the Company, pursuant to Brazilian Corporations Law, even when due to any corporate transaction, including corporate reorganizations, Grupo CB shall have the right to sell its shares representing capital stock of the Company to the third-party buyer of indirect control of the Company, guaranteeing Grupo CB a price equal to 100% of the amount for each share of the Company with the right to vote included in the control block in the context of the transaction with the third party, to be calculated pursuant to Clauses 7.8.1.1-7.8.1.3 (the “Indirect Tag-Along Right”).

7.8.1.   For this effect, the sale of control shall be contracted under the condition precedent or subsequent that the buyer obligates itself to acquire the shares owned by Grupo CB under the terms of this Agreement.  Any of the Parties that are aware of an event that results or could result in the indirect sale of the control of the Company shall notify the other party, with copy to the chairman of the Board of Directors of the Company (the “Notice of Indirect Sale”), and Grupo CB may manifest its interest in exercising the Indirect Tag-Along Right through sending notice to Wilkes and GPA within 30 days of the date of receipt of the Notice of Indirect Sale, subject to setting the Transaction Amount (the “Exercise Period”).

7.8.1.1.     To set the value attributed to the Company for the indirect sale of control (the “Transaction Amount”), each of the Parties shall indicate a top-flight bank of its free choice, which shall proceed to assess the transaction, and each of them shall prepare a formal opinion (the “Preliminary Assessments”), which shall be delivered to the Company’s CEO within 30 days of the Date of the Notice of Indirect Sale.  The Preliminary Assessments shall be prepared using the same assessment method utilized by the buyer in the context of the overall transaction that gave rise to the indirect sale of control of the Company.  If there is no assessment method established by the buyer, the method to be utilized shall be established by common agreement by the assessors.

7.8.1.2.     If the amounts in the Preliminary Assessments diverge by up to 20% of the lower assessment, the average value of the respective assessments shall be deemed to be the Transaction Amount.  If the difference exceeds 20% of the lower assessment, the Parties shall, by common accord, indicate a top-flight bank from among those indicated in Annex 7.8.1.2 of this Agreement to establish the Transaction Amount (the “Review Assessment”).

7.8.1.3.     In the situation envisioned in Clause 7.8.1.2 above, once the Revised Assessment is concluded, (a) if an amount is calculated that is less than the lower amount calculated in the Preliminary Assessments, the Transaction Amount shall be the lower amount calculated among the Preliminary Assessments; (b) if an amount is calculated that is more than the higher amount calculated in the Preliminary Assessments, the Transaction Amount shall be the higher amount calculated among the Preliminary Assessments; and (c) if an amount is calculated that is between the amounts calculated in the Preliminary Assessments, the Transaction Amount shall be the amount calculated in the Review Assessment.

7.8.2.   Once the Transaction Amount is established, Grupo CB shall have 30 days to ratify its interest with respect to the Indirect Tag-Along Right, and Grupo CB may in this case sell the totality of the Bound Shares it owns to the third-party buyer on the same conditions and at the price per share calculated under Clauses 7.8.1.1-7.8.1.3.

7.9. Exception.  The Parties hereforth acknowledge that the First Option to Buy, the Proportional Tag-Along Right, the Full Tag-Along Right and the Indirect Tag-Along Right:

(a)               do not apply due to the direct or indirect transfer of shares issued by GPA and/or Wilkes (i) among the parties to the Shareholders’ Agreement executed 20.12.06 among Wilkes, Segisor (a company headquartered at Rue de la Montat, Saint Etienne 24, France, registered with the CNPJ/MF under nº 05.710.423/0001-19), and Abilio dos Santos Diniz, Ana Maria Falleiros dos Santos Diniz D’Avila, Adriana Falleiros dos Santos Diniz, João Paulo Falleiros dos Santos Diniz, Pedro Paulo Falleiros dos Santos Diniz and Península Participações S.A.  (these latter, together, the “Península Shareholders ”) (the “CBD Agreement”), or (ii) among the parties to the Shareholders’ Agreement executed 27.11.06 among the Península Shareholders, on the one hand, and Sudaco Participações S.A. and Segisor, on the other (the “Wilkes Agreement”);

(b)               do not apply exclusively in relation to the Indirect Tag-Along Right, for so long as the indirect control of the Company is detained by the Final Controller Casino or by the Final Controller Diniz (both hereinafter called, together, “Final Controllers” and each a “Final Controller”) and as long as a Final Controller (i) remains in control of the Company pursuant to article 116 of the Brazilian Corporations Law and, cumulatively, (ii) this Final Controller has not transferred, directly or indirectly, any voting share it owns.  If the direct or indirect Final Controller that remained in control of the Company (i) transfers, directly or indirectly, any voting share it owns, or (ii) through any corporate transaction permits the increase of corporate participation of the Third Party buyer of the indirect control or the entrance of a new shareholder in prejudice to the power of control pursuant to article 116 of the Brazilian Corporations Law, the Indirect Tag-Along Right shall be triggered at this time.

(c)               do not apply due to the Transfer of shares issued by the Company and held by Grupo CB to a structure or structures created by Grupo CB, including, but not limited to holding companies and funds whose sole objective is to hold corporate participations (the “Vehicle” or “Vehicles”), as long as:

i.               such Transfer does not affect, in any way, the rights and obligations of the Parties in this Agreement, in the Association Agreement signed by the Parties, among others, on July 1, 2010 (the “Association Agreement”), and in the other contracts referred to in the Association Agreement (the “Additional Contracts”), obligating Grupo CB to sign the amendments to the Association Agreement or to such Additional Contracts as are deemed necessary to guarantee the maintenance of rights and obligations as provided in this item;

ii.           the Vehicles declare, prior to the sale, in writing to the other Parties to this Agreement and to the administration of the Company, their unconditional and irrevocable adhesion to the Agreement, thus subrogating all the rights and obligations of Grupo CB, always acting in conjunction, as a block, in this way, for purposes of this Agreement, it being thus authorized to substitute members of Grupo CB with the Vehicles in the shareholders’ agreement envisioned in Clause 1.6.1 above; and

iii.         Grupo CB obligates itself in writing, through a letter addressed to the other Parties to this Agreement and to the administration of the Company, not to Transfer or permit to be Transferred to third parties, for any reason or under any form, including due to corporate merger or spin-off, directly or indirectly, of Control of the Vehicles.

(d)              do not apply due to the Transfer of shares issued by the Company held by GPA to a special purpose vehicle created by GPA (a “GPA Vehicle”), as long as:

i.             such transfer does not in any way affect the rights and obligations of the Parties in  this Agreement, the Association Agreement and the Additional Contracts, obligating Grupo CB to sign the amendments to the Association Agreement or to such Additional Contracts as are deemed necessary to guarantee the maintenance of rights and obligations as provided in this item;

ii.           the GPA Vehicle declares, prior to the sale, in writing to the other Parties to this Agreement and to the administration of the Company, its unconditional and irrevocable adhesion to the Agreement, thus subrogating all the rights and obligations of GPA;

iii.         GPA obligates itself in writing, through a letter addressed to the other Parties to this Agreement and to the administration of the Company, not to Transfer or permit to be Transferred to third parties, for any reason or under any form, including due to corporate merger or spin-off, directly or indirectly, of Control of the Vehicles;

iv.         GPA holds the totality of the securities representing the capital stock of the GPA Vehicle, as well as all the political rights and control of the GPA Vehicle; and

v.             the sale of any corporate participation of the GPA Vehicle shall be subject to the First Option to Buy in favor of Grupo CB, and shall be subject to the Full Tag-Along Right provided in Clause 7.7, and such rights must be expressly included in its corporate constitutive acts.

(e)               do not apply due to the transfer of shares issued by the Company between the Parties to the shareholders’ agreement envisioned in Clause 1.6.1 above and/or their heirs, pursuant to Clause 12.7 below; and

(f)                do not apply to the fiduciary transfer of one Share to each of the members appointed to the Board of Directors of the Company that do not possess other shares, as long as such members: (a) cannot transfer in any way this Share to persons other than the ceding party; and (b) remain obligated to return the Share transferred to the ceding party if they cease to be directors of the Company.

7.9.1. If any Bound Shares are transferred as permitted pursuant to Clause 7.9(c) and (d), (i) the seller shall remain subsidiarily liable for the obligations of the buyer(s) and their respective successors with respect to such Bound Shares; and (ii) the references included in this Agreement to the original subscribing Shareholder shall be understood thereforth to be applicable to the respective successors as here authorized.

7.9.2  Grupo CB hereforth acknowledges and represents that the dispositions of Clauses 7.8 and 7.9 of this Agreement prevail over the provision in article 254 of the Lei das Sociedades Anônimas, obligating themselves not to adhere to any public offer to acquire shares that may be realized pursuant to such article 254.

7.10. Sales to Competitors.  While this Agreement is in effect and while the Free Float is less than 25% of the capital stock of the Company, if GPA decides to Transfer, subject to the provision in Clause 7.2 above, in whole or in part, to any Competitor, any of its Bound Shares, Grupo CB shall have the right to exercise its Full Tag-Along Right, pursuant to Clause 7.7 above.  If the Free Float exceeds 25% of the capital stock of the Company, the tag-along right shall be proportional or full as provided in Clauses 7.6 and 7.7 above.

7.10.1.    For the purposes of this Agreement, “Free Float” means all the shares representing the capital of the Company, less (i) those owned by GPA and/or its Affiliates (meaning, in relation to a Person, (a) the companies that Control, directly or indirectly, such Person, (b) companies Controlled, directly or indirectly, by such Person, or (c) companies that are Controlled, directly or indirectly, by a Person that Controls such Person), by Grupo CB, and those held by the administrators of the Company and (ii) those sold, assigned and/or transferred by GPA other than through a Public Offering.  Shares issued by the Company that come to be held by any third party due to share mergers or mergers realized by the Company, if such third party comes to adhere to this Agreement or be a party to any other voting agreement signed with any of the Parties shall not be deemed to be in the Free Float.

7.10.1.1.                   In addition, the shares issued by the Company that come to be acquired in the future in the secondary market by the Parties after the date of execution of this Agreement [shall] be considered within the “Free Float” for all the purposes of this Agreement, as well as  those (i) due to stock dividends on and/or stock splits of these same shares, (ii) due to the exercise of the preemptive right to subscribe new shares or other securities that give the right to subscribe shares or to convert into shares stemming from ownership of such shares, or, further, (iii) that come to substitute such shares as a result of any corporate restructuring.

7.11. Migration Right.  If the Minimum Sufficient Dispersion is not reached by the end of the 6th year this Agreement is in effect (or by the end of the 8th year, if this Agreement is extended as provided in Clause 11.1.1), Grupo CB shall have the right to require the conveyance to the capital stock of GPA of the shares issued by the Company that, at the time, are held by it, receiving as consideration shares issued by GPA; the exchange ratio shall be determined based on the economic value of the shares of the Company (equity value) (the “Equity Value of the Company”) and on the economic value of the shares of GPA (equity value) (the “Equity Value of GPA”), to be calculated as provided in the sub clauses of this Clause 7.11 (the “Migration”).  Notwithstanding the foregoing provisions, Grupo CB shall not have the right to the Migration if the above-indicated percentage of the Free Float is not attained due solely to the willful misconduct or omission of Grupo CB.

7.11.1.    Grupo CB may request the Migration within 30 days of the end of the 6th year this Agreement is in effect (or by the end of the 8th year, if this Agreement is extended as provided in Clause 11.1.1), by sending notice to GPA (the “Migration Notice”).

7.11.1.1.                   GPA shall have 30 days as of receipt of the Migration Notice to, once the corporate authorizations needed are obtained, manifest its agreement, subject to verifying the result of the Assessments, or refusal, in relation to the Migration.  If there is agreement, even if conditioned on verifying the result of the Assessments, GPA shall send the according communication to Grupo CB within the period provided for here, to begin the procedure provided in this Clause 7.11 (the “Notice of Conditional Agreement”).

7.11.1.2.                   Within 10 days of receipt of the Migration Notice by GPA, even if it has not yet manifested its agreement or refusal in relation to the Migration, GPA, on the one hand, and Grupo CB, on the other, shall each contract a top-flight investment bank or specialized company to each calculate the Equity Value of GPA and the Equity Value of the Company, utilizing the discounted cash flow valuation method, and each Party shall bear the full costs of the investment bank or specialized company it has contracted.  The investment banks or specialized companies chosen shall be communicated in writing by each of the Parties to the other Party within 10 days as provided above.

7.11.1.3.                   For the purposes of this Clause 7.11: (a) the “GPA Assessor” should be understood as the top-flight investment bank or specialized company contracted by GPA for calculating the Equity Value of the Company and the Equity Value of GPA; (b) the “Grupo CB Assessor” should be understood as the top-flight investment bank or specialized company contracted by Grupo CB for calculating the Equity Value of the Company and the Equity Value of GPA; (c) “Assessors” refers collectively to the Grupo CB Assessor and the GPA Assessor; (d) “Initial GPA Valuations” means the Equity Value of GPA calculated by each of the Assessors; (e) “Initial Company Valuations” means the Equity Value of the Company calculated by each of the Assessors; (f) “Initial Valuations” means collectively the Initial GPA Valuations and the Initial Company Valuations; (g) “Final Equity Value” shall be the Equity Value of GPA and/or the Equity Value of the Company, as applicable, which shall be considered for the purposes of the Migration, of the GPA Call Option and of Grupo CB Call Option, subject to the readjustment provided for in Annex 7.12, if this comes to be realized as provided in this Agreement.

7.11.1.4.                   Each of the Parties shall present to the other Party the result of the assessment by the investment bank or specialized company they have contracted within 60 days of the end of the 10-day period in Clause 7.11.1.2 above.

7.11.1.5.                   If just one of the Parties presents the Equity Value of the Company and the Equity Value of GPA within the period stipulated, the Final Equity Value shall be that presented timely by such Party, and any assessment presented later shall not be considered.

7.11.1.6.                   Once the Initial Valuations are finalized, if there is a difference of up to 20% of the lower of the Equity Values of GPA calculated by each of the Assessors, the Final Equity Value of GPA shall be the arithmetic average of the 2 Initial GPA Valuations.  Similarly, if there is a difference of up to 20% of the lower of the Equity Values of the Company calculated by each of the Assessors, the Final Equity Value of the Company shall be the arithmetic average of the 2 Initial Company Valuations.

7.11.1.7.                   If there is a difference of the Equity Values of GPA calculated by each of the Assessors in excess of 20% of the lower of the 2 Initial GPA Valuations, the Parties shall appoint, by common accord or, if such agreement does not occur within 5 days of the presentation of the last of the Initial GPA Valuations, through a raffle among those listed in Annex 7.8.2.2  of this Agreement, a third investment bank or specialized company (the “Third Assessor”), which shall be contracted by the Company within 5 days of the date of being chosen, which shall undertake a final assessment for the purposes of determining the Equity Value of GPA, also using the discounted cash flow assessment method (the “Final Valuation”).  The fees of the Third Assessor shall be borne by the Company.  The Final Valuation shall be delivered to the Parties and to the Company by the Third Assessor within 30 days of the date it is contracted.  The same procedure above shall be adopted if the difference of the values of the shares of the Company calculated by each of the Assessors exceeds 20% of the lower of the 2 Initial Company Valuations.

7.11.1.8.                   In the situation envisioned in Clause 7.11.1.7 above, once the Final Valuation is concluded, whether in relation to the Equity Value of GPA and/or the Equity Value of the Company, (a) if the value calculated is less that the lower value calculated in the Initial GPA Valuations or Initial Company Valuations, as applicable, the Final Equity Value shall be the lower value calculated in the Initial Valuations; (b) if the value calculated is more than the higher value calculated in the Initial GPA Valuations or Initial Company Valuations, as applicable, the Final Equity Value shall be the higher value calculated in the Initial Valuations; and (c) if the value calculated falls between the values calculated in the Initial GPA Valuations or Initial Company Valuations, as applicable, the Final Equity Value shall be the value calculated in the Final Valuation.

7.11.1.9.                   The Final Equity Value shall be considered as determined at the date: (a) of the timely presentation of the Equity Value of the Company and of the Equity Value of GPA exclusively by one of the Parties, in the situation envisioned in Clause 7.11.1.5, (b) of the timely delivery of the last of the Initial Valuations, if a Final Valuation is not needed; or (c) of the delivery of the Final Valuation, if it is needed.

7.11.1.10.               The Final Valuation, if necessary, may not be reviewed or objected to by any of the Parties.

7.11.1.11.               Within 15 days of the date of establishing the Final Equity Value, pursuant to Clause 7.11.1.9 above, GPA shall send a new notice to Grupo CB confirming or not its intention of promoting the Migration (the “Confirmation Notice”).  If GPA agrees, the Migration shall be concluded within 75 days of the date of receipt, by Grupo CB, of the Confirmation Notice.  If the Migration is not concluded, for reasons attributable solely to third parties, the initial period of 75 days shall be extended, one time, by 45 days (the “Period for Consummating the Migration”).  The intervening consenting party, the Final Controllers, as well as any Affiliate of GPA and/or of the Final Controllers or of the consenting party shall not be deemed to be third parties.

7.11.1.12.               The Parties may, in good faith, and by mutual agreement, establish another way of executing the Migration that is more beneficial and/or efficient for the Parties and/or for the Company.

7.11.2.    At the end of the 4th year this Agreement has been in effect, the Company shall contract a specialized company from among those indicated in Annex 7.8.2.2, to assess the equity value of its shares, based on discounted cash flow, which shall be concluded and made available to the Parties within 60 days of contracting the specialized company.  The value calculated in such economic assessment shall be merely informational, and shall be realized just once, within the above time frame.  The assessment mentioned in this Clause 7.11.2 shall also be realized at the end of the 6th year this Agreement is in effect if it is extended by another 2 years pursuant to Clause 11.1.1.

7.11.3.    The Company, in any of the cases envisioned in this CLAUSE 7, and GPA, in the case of the Migration, promise to make available all information and documents necessary for Grupo CB or GPA, as applicable, to effect the broadest and most general audit, including, but not limited to, fiscal, tax, contractual, corporate, labor, retirement, environmental and intellectual property diligence at the Company or GPA, as applicable.

7.11.4.    Wilkes appears as consenting party here for purposes of Clauses 7.8, 7.9 and 7.11.  Wilkes also assumes the obligation of voting in favor of any approval of the Migration at GPA’s shareholders’ meeting, as long as such Migration has been duly approved by Wilkes’ board of directors.

7.12.   GPA Call Option.  If the Migration is not definitively consummated in the period provided for in Clause 7.11.1.11 above, for any reason, or if GPA does not send the Notice of Conditional Agreement or the Confirmation Notice, as applicable, (the “Events to Initiate the Period for the GPA Call Option”), GPA shall have the option, as granted by Grupo CB  irrevocably and unconditionally through this instrument, of buying the totality of the participation of Grupo CB in the Company, at the Amount per Share calculated as provided in Annex 7.12 (the “GPA Call Option”).

7.12.1.    The exercise of the option referred to in Clause 7.12 above, by GPA, shall be in writing, through the delivery of notice to Grupo CB within 180 days of the occurrence of an Event to Initiate the Period for the GPA Call Option or the end of the period provided for in this Agreement for its occurrence, if it has not occurred (the “Notice of Exercise of the GPA Call Option”).

7.12.2.    If the GPA Call Option is exercised, Grupo CB shall be obligated to sell and transfer, to GPA or whomever it indicates, the totality of the shares issued by the Company of its property, on a date to be agreed between GPA and Grupo CB, which may not exceed 60 days after the date of receipt by Grupo CB of the Notice of Exercise of the GPA Call Option.  The payment,  in consideration of the acquisition by the GPA of the totality of the shares issued by the Company and held by Grupo CB,  shall be realized on the date of the transfer of the shares subject to the GPA Call Option, in domestic currency, in a lump-sum, by deposit to Grupo CB’s current account to be reported to GPA at least 2  business days before the date agreed for closing the purchase and sale, subject to the above time limit.

7.12.3.    Grupo CB shall not have the right to refuse GPA’s acquisition of the totality of its shares issued by the Company upon the receipt of the Notice of Exercise of the GPA Call Option, and, as such, Grupo CB grants to GPA, in this act and for an indefinite period, irrevocable and exclusive powers for the specific purpose of, once the GPA Call Option is exercised, concomitant with payment of the full amount provided in Clause 7.12, signing any and all other documents necessary for the transfer to GPA of the totality of the shares subject to the GPA Call Option.

7.13.   Grupo CB Call Option.  If the GPA Call Option has not been exercised, through delivery of the Notice of Exercise of the GPA Call Option,  or if the GPA Call Option has not been concluded within the timeframe provided in Clause 7.12.2 (the “Events to Initiate the Period for the Grupo CB Call Option”), Grupo CB shall have the option, as granted by GPA irrevocably and unconditionally through this instrument, of buying the totality of the participation of GPA in the Company, at the Amount per Share calculated as provided in Annex 7.12 (the “Grupo CB Call Option”).

7.13.1.    The exercise of the option referred to in Clause 7.13 above, by Grupo CB, shall be in writing, through the delivery of notice to GPA within 360 days of the occurrence of any of the Events to Initiate the Period for the Grupo CB Call Option or the end of the period provided for in this Agreement for its occurrence, if it has not occurred (the “Notice of Exercise of the Grupo CB Call Option”).  Notwithstanding the above provision, Grupo CB shall not be entitled to the Grupo CB Call Option if the GPA Call Option, once exercised by GPA, has not been concluded due to an intentional act or omission attributable to Grupo CB.

7.13.2.    If the Grupo CB Call Option is exercised by Grupo CB, GPA shall be obligated to sell and transfer, to Grupo CB or whomever it indicates, the totality of the shares issued by the Company of its property subject to the Grupo CB Call Option, on a date to be agreed between GPA and Grupo CB, which may not exceed 60 days after the date of receipt by GPA of the Notice of Exercise of the Grupo CB Call Option.  The payment in consideration of the acquisition by Grupo CB of the totality of the shares issued by the Company and held by GPA shall be realized on the date of the transfer of the shares subject to the Grupo CB Call Option in domestic currency, in a lump-sum, by deposit to GPA’s current account to be reported to Grupo CB at least 2  business days before the date agreed for closing the purchase and sale, subject to the above time limit.

7.13.3.    GPA shall not have the right to refuse Grupo CB’s acquisition of the totality of shares issued by the Company upon receipt of the Notice of Exercise of the Grupo CB Call Option, and, as such, GPA grants to Grupo CB, in this act and for an indefinite period, irrevocable and exclusive powers for the specific purpose of, once the Grupo CB Call Option is exercised, concomitant with payment of the full amount provided in Clause 7.13, signing any and all other documents necessary for the transfer to CB of the totality of the shares subject to the Grupo CB Call Option.

7.14.   Subject to the provisions in Clauses 7.12.3 and 7.13.3, the Parties commit themselves to signing and obtaining all the signatures needed on all the documents and corporate acts necessary to effect the above-mentioned Migration, the GPA Call Option and the Grupo CB Call Option, subject to the standards applicable to the Company and to GPA due to their condition as publicly held companies.

7.15          If Grupo CB has not bound Bound Shares of its ownership to the Public Offering carried out while this Agreement is in effect, as provided in CLAUSE 10 below, except if pursuant to guidance from the Coordinator, or due to an event, act or omission not attributable exclusively to Grupo CB, the rights provided in Clauses 7.11, 7.12 and 7.13 (the Migration, the GPA Call Option and the Grupo CB Call Option) shall immediately cease to be applicable.

CLAUSE 8.  EXCLUSIVITY OF BUSINESS

8.1. Grupo CB and GPA may not, directly or indirectly, explore business in the retail sector for electronics, appliances and furniture in Brazil through any vehicle other than the Company, while this Agreement is in effect, except, with respect to GPA, exclusively if (i) through the Extra hypermarket or other hypermarket it later acquires, and (ii) through supermarkets or other supermarket it acquires after signing this Agreement.

8.2.  For the purposes of this CLAUSE 8, (i) “hypermarkets” means commercial establishments with more than 2500 m2 of space for selling foods and non-foods, and (ii) “supermarket” means commercial establishments principally used to sell foods, and revenue from selling electronic appliances does not exceed 5% of the total annual sales of each establishment.

8.3.  If, while this Agreement is in effect, GPA wants to develop new business that falls within the exclusivity established in Clause 8.1 above (a “Business Opportunity”), GPA shall promptly transmit such Business Opportunity to the Company, with copy to Grupo CB, so that the Company may, in its sole discretion, exercise its right to develop the Business Opportunity.

8.3.1.           The Company shall have 60 calendar days as of receipt of the notice of the Business Opportunity, to evaluate whether to develop the Business Opportunity.  If the Company opts not to develop (or does not opt to develop) the Business Opportunity, GPA shall be authorized to develop such Business Opportunity, directly or through its Controlled Entities, without restriction.

CLAUSE 9.  NON-COMPETE

9.1.            Non-Compete.  While this Agreement is in effect and for 5 years as of the date of its termination pursuant to CLAUSE 11, Grupo CB may not participate and will cause CB not to participate, directly or indirectly, as owner,  shareholder,  partner,  service provider,  administrator or employee, in Brazil, of any company competing with the Company or its subsidiaries.

9.1.1.   This non-compete obligation shall not apply to any investment effected by CB or by Grupo CB in shares traded over an exchange, as long as its participation in the issuing company does not exceed 5% of the total capital of such issuing company and as long as Grupo CB is not directly or indirectly part of its control group.

9.1.2.   The restriction provided in Clause 9.1 applies equally to GPA if the totality of the shares issued by the Company and held by GPA come to be acquired by Grupo CB, subject, however, to the exception provided in Clause 8.1 above with respect to hypermarkets and supermarkets.

CLAUSE 10.  PUBLIC OFFERING OF SHARES

10.1.  As of the 11th month this Agreement is in effect and while this Agreement remains in effect, any of the Parties  may require the administration of the Company to cause it to make all the arrangements needed to realize a secondary public offering of a number of shares owned by Grupo CB (of any type or class) reported to the Company together with the request, when presented by Grupo CB, and the secondary public offering provided for herein shall be realized together with a primary public offering of a number of new shares to be issued by the Company, representing at least 10% of its total capital immediately after the public offering provided for in this Clause 10.1 (the “Public Offering”), it falling to GPA to define this effective percentage.

10.1.1. Any public offering of the Company, particularly as provided in Clause 10.1 above, shall be previously communicated to Grupo CB (the “Public Offering Notice”), and the Company shall supply all the documentation and information needed to Grupo CB, such that it may decide if it will participate (binding its shares) in such offering, and any refusal by Grupo CB to participate in the public offering shall only be considered if realized in writing, within 15 days of receipt of the Public Offering Notice (the “Formal Refusal”).

10.1.2.  Subject to the provision in Clause 10.1 above and the liquidity objective of Grupo CB, it shall fall to the Company to define the class or type of shares, or units, as applicable,  for the Public Offering, and Grupo CB shall have the right to convert, at any time, its shares into the class to be offered in the Public Offering.  After the definition of the class or type of shares or units, as applicable, all the other offerings shall be of the same class of shares or units.

10.1.3.  For the purposes of the Public Offering, the Company shall cause to be included in its bylaws: (i) that the sale of Control of the Company shall be contracted under the condition precedent or subsequent in which the buyer obligates itself to effect a tender offer for the shares of the other shareholders of the Company, such that they are assured an amount of at least 80% of the amount offered by the third-party buyer to the Controlling shareholders that have sold their shares; (ii) that any and all disputes be resolved through arbitration; (iii) that the preferred shares have a right to vote that is restricted to the transformation or merger of the Company; (iv) that the Company’s Board of Directors be composted of at least 5 members, of whom at least 20% shall be Independent Directors, with a unified mandate of at most 2 years; and (v) that the Level 2 rules of the BM&FBovespa  in relation to disclosure of financial information under international standards, disclosure of information and public distribution and dispersion be adopted.

10.1.3.1.  For the purposes of this Agreement, “Control” should be understood as the power effectively utilized to direct the corporate activities and guide the functioning of the Company’s bodies, directly or indirectly, in fact or by right, and to elect the majority of the administrators, and “Independent Director” refers to professionals characterized by: (i) not having any link with the Company, except participation in the capital; (ii) not being a Controlling shareholder, spouse or family to the second degree of one, or not being or not having been, in the last 3 years, linked with the company or entity related to the Controlling shareholder; (iii) not having been, in the last 3 years, an employee or officer of the Company, of the Controlling shareholder or of a company controlled by the Company; (iv) not being a supplier or buyer, direct or indirect, of services and/or products of the Company, on such scale as would imply a loss of independence; (v) not being an employee or administrator of a company or entity that is offering or demanding services and/or products to the Company; (vi) not being a spouse or family member to the second degree of some administrator of the Company; and (vii) not receiving other remuneration from the Company beyond that of a director (cash income from participation in the capital is excluded from this restriction).

10.1.4.  The Parties shall use their best efforts so that Grupo CB sells in the Public Offering a number of Bound Shares in the proportion of 1.5 shares owned by Grupo CB for each 1 share issued by the Company in its primary offering, although the Coordinator may recommend, exclusively if necessary to facilitate the Public Offering, the sale of a quantity of shares owned by Grupo CB that is less than the proportion mentioned above, down to a ratio of 1 share owned by Grupo CB for each 1 share issued by the Company in its primary offering.  Except as provided in Clause 10.1.4.1, in no other circumstance shall Grupo CB be obligated to sell its Bound Shares in a proportion less than 1 share owned by Grupo CB for each 1 share issued by the Company in its primary offering.

10.1.4.1.  If the Coordinator believes the secondary offering of shares held by Grupo CB to be unviable in the proportion necessary to the reach the threshold percentage provided for in Clause 10.1.4 above, i.e., 1 share owned by Grupo CB for each 1 share issued by the Company, the Public Offering may be realized as long as Grupo CB can sell in the Public Offering at least 23.64% of the shares it held when this Agreement went into effect (the “Minimum Number of Shares Sold by CB in a Public Offering of Shares”).

10.1.4.2.  In the case of the occurrence of “Minimum Sufficient Dispersion”, considering cumulatively the fulfillment of the following conditions: (i) Grupo CB having sold the Minimum Number of Shares Sold by CB in a Public Offering of Shares and (ii) the Free Float of the Company after the Public Offering being equal to or greater than 20% of the capital stock of the Company after the Public Offering, only in this case, the provisions in clauses 3.3.2(a)(i),  3.7(a), 7.11, 7.12 and 7.13 shall cease to be applicable.

10.1.5.  Any of the Parties may present the request for the Public Offering at any time, but at most twice per year.

10.1.6.  Once the Public Offering is realized, a new Public Offering may be solicited by any of the Parties only after at least 1 year has passed since the date of publication of the announcement of the start of the prior Public Offering.

10.1.7.  Once any of the Parties  has requested a Public Offering pursuant to Clauses 10.1.5  and 10.1.6,  and after the satisfactory conclusion of the feasibility study mentioned in Clause 10.2 below, Grupo CB, GPA and the Company commit themselves to preparing the necessary documentation, signing the appropriate contracts, permitting the realization, to those with the right, of legal due diligence at the Company to the extent necessary and customary for this type of offering, and taking all the other measures needed to, while complying with the dispositions of Brazilian corporate law, the rules of the CVM applicable to the Public Offering and, when applicable, the rules of the BM&FBovespa, realize the Public Offering in as expedited a fashion as possible, including, but not limited to:

(i)            preparing and filing with the CVM and the BM&FBovespa an updated  formulário de referência, as well as the supplement for the Public Offering (together, the “Prospectus”) and taking all the others measures that are needed to comply with the dispositions of Brazilian corporate law and the rules of the CVM applicable to the Public Offering;

(ii)          executing a distribution and coordination contract for the Public Offering in the customary form, scope and substance for the market and taking all the other measures reasonably solicited by Grupo CB or by the Coordinators of the Public Offering to accelerate and facilitate the success of the Public Offering (including causing the principal executives of GPA and the Company to be available to participate and cooperate with the Coordinators of the Public Offering in relation to the “road-show” and other normal marketing activities) and causing legal opinions of the Company in the usual format covering such matters customarily covered in public offerings as the Coordinators reasonably solicit to be delivered to the Coordinators;

(iii)        making financial, corporate, property and other material documents available to a representative of Grupo CB, the Coordinators of the Public Offering and any lawyers or auditors contracted by Grupo CB, the Company or the Coordinator, and causing the administration, the employees and the auditors of the Company to supply all the information solicited (as is customarily done in diligence conducted in public offerings of securities) by any representative, coordinator, lawyer or auditor in relation to the Public Offering; and

(iv)        taking any other measures reasonably needed to undertake the Public Offering.

10.1.7.1.  If there is a change in the legislation and/or regulations applicable that alter the practice of the above procedures, they shall be altered by common accord of the Parties so as to optimize the Public Offering.

10.1.8. Once Grupo CB requests the Public Offering, the Company shall report to Grupo CB within 30 days of receipt of the request the intended volume of the primary offering and how much will be subscribed by GPA, where GPA will be guaranteed the right to maintain Control of the Company and, accordingly, if necessary, a number of shares of Grupo CB that, together with those held by GPA after the closing of the Public Offering, guarantee it the majority of the shares of the capital stock of the Company, shall remain bound under this Agreement.

10.2.  To act as coordinator banks for the Public Offering as joint bookrunners, the Company shall hire 2 top-flight investment banks, including one chosen by the Company (the “Coordinator”) and the other indicated by Grupo CB (the “CB Coordinator”) (the Coordinator and the CB Coordinator, together, the “Coordinators”).

10.2.1.  The Coordinators shall be contracted on equal conditions, including with respect to remuneration, and any profits or losses due to or arising from the stabilization process shall be supported by both, in the same proportion.

10.2.2.  The Company and Grupo CB shall inform the Coordinators of the quantity of shares they intend to sell or issue, as applicable, in the Public Offering.

10.2.3.  The Coordinator shall be responsible, among other attributions and subject to Clause 10.2.4 below, for (i)  studying the feasibility of realizing the Public Offering, and such feasibility study shall be delivered within 15 days of its hiring, (ii)  verifying any negative impact that the participation of the Company in the SSC may have on the Public Offering, and if any, the Company and its subsidiaries shall disinvest from the SSC if recommended by the Coordinator, and (iii) recommending the reduction of the proportion of the number of Bound Shares owned by Grupo CB to be sold in the Public Offering of Shares to 1 share owned by Grupo CB for each 1 share issued by the Company, pursuant to Clause 10.1.4. or in an even lower proportion, in which case the Public Offering may only be realized with the sale of the Minimum Number of Shares Sold by CB in a Public Offering of Shares pursuant to Clause 10.1.4.1.

10.2.4.  If Grupo CB does not agree with the guidance of the Coordinator in relation to any of the matters listed in Clause 10.2.3 above, Grupo CB, within 5 business days of it becoming aware of the guidance of the Coordinator, shall notify GPA, so that GPA, within 5 business days of receipt of such notice, can appoint one of the banks from among a list of 3 banks indicated in the notice by Grupo CB (the “Review Bank”), to reassess the position of the Coordinator, and the guidance of the Review Bank shall prevail for the purposes of this Agreement, and if it, contrary to the guidance of the Coordinator, believes the Public Offering to be viable at that time, the Review Bank shall be the Coordinator for the purposes of this CLAUSE 10.

10.2.5.  If the Coordinator, and the Review Bank, as may be the case, formulate a recommendation, based on their experience in similar cases and on their expectations and forecasts with respect to the market, that the Public Offering is not viable at that time, Grupo CB, GPA and the Company may only opt to realize a new Public Offering pursuant to Clause 10.1 above, subject to the provision in Clause 10.2.3 above.

10.2.6.  If, on the other hand, the Coordinator, or the Review Bank, as may be the case, believe, based on their experience in similar cases and on their expectations and forecasts with respect to the market, that the Public Offering is viable, they shall present to Grupo CB and to the Company the estimated price range for placing the shares.

10.3.  All the costs of the Public Offering shall be borne by the Company, which shall be responsible for negotiating any and all contracts that result in costs to be borne by it.

10.4.  The Company obligates itself to keep its Formulário de Referência up-to-date, principally based on the financial information as of and for December 31 and June 30 of each year, in order to propitiate its utilization in any Public Offering when required by any of the Parties, pursuant to this CLAUSE 10.

10.5.  Once the Minimum Sufficient Dispersion is attained, the Company, upon Grupo CB’s solicitation, shall realize a secondary public offering of shares including part or all of Grupo CB’s remaining shares, at Grupo CB’s discretion.  The public offering mentioned in this Clause 10.5 shall be subject to the provision in Clause 10.1.6 above.  Notwithstanding the period provided for termination of this Agreement, the obligation of the Company provided in this Clause 10.5 shall remain in effect for so long as Grupo CB owns shares issued by the Company corresponding to 15% or more of its total capital stock, even after the 6-year period has run and the Minimum Sufficient Dispersion has been attained.

10.6.  Any sale of shares issued by the Company and owned by Grupo CB that exceeds 3% of the Company’s total capital stock may only be realized through a public offering or a block trade.  The Migration having occurred, Grupo CB shall continue to be obligated to comply with the provision in this Clause 10.6 in relation to the sale of the shares representing the capital stock of GPA that they come to hold.

CLAUSE 11.  DURATION AND PREVALENCE OF THE AGREEMENT

11.1.  This  Agreement shall remain in effect for 6 years counted as of this date, subject to the provision in the Clause 11.1.1 and 11.1.2 below.

11.1.1. Except in the situation envisioned in Clause 7.15, if, at the end of the effective period provided for in Clause 11.1 above, the Minimum Sufficient Dispersion has not been attained, the initial 6-year period this Agreement is in effect may be extended for another 2 years, at the discretion of any of the Parties, through sending the according notice to the other Party, 90 days before the end the initial 6-year period.

11.1.2. This Agreement is signed with a condition precedent, and takes effect only after the effective incorporation of shares of NCB by the Company and receipt of the shares of the Company by Grupo CB arising from the corporate acts of merger.

11.1.3. Except for the provision in Clause 1.6.1, the Parties commit themselves not to sign any agreements, contracts or other instruments with other third parties, including related parties, whether or not shareholders of the Company with the purpose of creating any voting agreement for resolutions of the Company, and this Agreement shall prevail over any other document that comes to create such type of obligation among the Parties, and shall replace all the other contracts and agreements signed by the Parties in relation to the objective of this instrument or that affect this Agreement.

11.2. While this Agreement is in effect, the Bound Shares shall be held directly by the Parties, except when sold to Third parties, subject to the rules provided in this Agreement, and their assignment and/or transfer is prohibited, except as expressly provided in this Agreement.

11.3. The obligation contained in Clause 8.1 above shall survive in any case to the end of the effectiveness of this Agreement for so long as Grupo CB owns 15% of the total capital of the Company.  The provisions in Clauses 9.1, 10.6, 12.6 and 12.10 shall survive the termination of this Agreement, for the period and under the terms provided therein.

CLAUSE 12.  MISCELLANEOUS

12.1. This Agreement shall be filed at the headquarters of the Company, which obligates itself to zealously comply with it, in all its terms, clauses and conditions, for which it signs this Agreement as intervening party.

12.2.  The Company obligates itself to endorse this Agreement in its share registry or with the financial institution responsible for the services of registering the shares issued by the Company, causing these registers to contain the following declaration: “The shares issued by GLOBEX UTILIDADES S.A. and owned by GPA and Grupo CB are bound to a shareholders’ agreement signed on July 1, 2010, which is duly filed at the headquarters of GLOBEX UTILIDADES S.A.”.

12.3. The representative of SK, MK and ELK, for the purposes of §10 of art. 118 of the Brazilian Corporations Law, shall be that indicated by Grupo CB for the purposes of Clause 1.6 of this Agreement.  GPA indicates itself for the purposes of such §10 of art. 118 of the Brazilian Corporations Law.

12.4.  The Company also obligates itself to communicate promptly to the Parties any acts, events or omissions that can entail a violation of this Agreement, as well as to make the arrangements that supervening law may require for its validity and efficacy.

12.5.  The Parties acknowledge that (i) the non-exercise, the concession of time or the tolerance or the delay in exercising any right afforded to them by this Agreement or by the law, shall not constitute a novation or waiver of this right nor shall prejudice any eventual exercise, (ii) the partial exercise of this right shall not impede the later exercise of the rest of this right or the exercise of any other right, (iii) the waiver of any right shall only be valid if conceded in writing and (iv) the waiver of a right shall be interpreted restrictively and shall not be deemed as a waiver of any other right.

12.6.  All the notices, or any other form of communication, which must be delivered pursuant to this Agreement shall be sent in the following form, in writing, with proof of receipt:

If to GPA:

Add.: Avenida Brigadeiro Luiz  Antonio, 3142

São Paulo – SP

CEP 01423-000

Att.: Enéas Cesar  Pestana Neto

Fax.: 11 3051-4494

With copy to:

Add.: Avenida Brigadeiro Luiz  Antonio, 3142

São Paulo – SP

CEP 01423-000

Att.: Ednus Ascari Junior (Legal Director)

Fax.: 11 3051-4494

If to Grupo CB:

Add: Avenida Conde Francisco Matarazzo, 100

São Caetano do Sul –– SP

CEP 09520-900

Att.: Michael Klein

Fax.: 11 4227-4667

With copy to:

Porto Lawyers

Avenida Nove de Julho, 5.109, 3º andar

CEP 01407-200

São Paulo –  SP

Att.: Rodrigo Mauro days Chohfi

Fax.: 11 3079-4244

12.6.1.  Notices or communications in general shall be deemed to be delivered on the date shown on the proof of receipt, on the date of confirmation of receipt of on a fax or on the date of formalization of the judicial or extrajudicial notice.

12.6.2.  Copies of any and all correspondence exchanged between the Parties and/or the Company regarding the matters set forth therein shall be sent to the other Parties and/or to the Company, as applicable.

12.6.3.  Any change in the above addresses shall be immediately communicated to the Parties and/or to the Company.

12.6.4.  All the notices arising from CLAUSE 7 shall be sent with copy to one of the members of the Board of Directors indicated by the notified Party, under penalty of not being deemed valid.

12.7.  This Agreement is executed irrevocably, not bearing regret.  This Agreement obligates Grupo CB, as well as their heirs as come to hold Bound Shares and any companies that come to own Bound Shares due to the corporate  transactions of any member of Grupo CB (asset holding companies).  This Agreement shall not bind the Bound Shares Transferred to Third Parties.

12.8.  If any disposition in this Agreement is deemed null, illegal, unenforceable or inapplicable, by virtue of a definitive legal provision or judicial decision, all the other dispositions shall remain in force.  In this situation, the Parties shall negotiate in good faith new terms to reestablish the original scope of the Parties, to the extent possible.

12.9.  This Agreement shall be governed and interpreted in accordance with Brazilian law.

12.10.  The Parties shall use their best efforts to try to amicably settle all disputes arising from this Agreement.  If there is any dispute, any of the involved parties shall send to the other involved party or parties written notice with the purpose of holding amicable good faith negotiations in order to resolve it within 30 days of receipt of the notice.

12.11.  If, the period in Clause 12.10 above having expired, the parties to the dispute do not arrive at an amicable consensus, it shall be obligatorily submitted to arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the “ICC”), except in situations involving a failure to meet clear legal obligations involving judicial enforcement.

12.12.  If the procedural rules of the ICC are silent on any procedural aspect, these rules shall be supplemented by the dispositions of Law 9307 of September 23, 1996.

12.13.  The arbitral tribunal shall be empowered to resolve all matters relating to the dispute, including those of an incidental, interim, compelling or interlocutory and/or declaratory nature, and the arbitrators are prohibited from equitable decisions.

12.14.  The arbitral tribunal shall be formed by 3 (three) arbitrators, including one named by the demanding party(ies), another by the responding party(ies), and the third, who shall act as the president of the arbitral tribunal, shall be named by the arbitrators indicated by the parties to the dispute.  If any of the parties fails to name its arbitrator, or if the arbitrators indicated by the parties to the dispute do not arrive at consensus with respect to the third arbitrator, the arbitrator shall be designated in accordance with the rules of the ICC, within 10 (ten) days of the date on which such impasse occurs.

12.14.1.  For the purposes provided in the above Clause (appointment of arbitrators), the Parties hereforth establish that each economic group (GPA or CB) is considered a party, such that although more than one person or entity from an economic group may participate in the arbitration, only one arbitrator per economic group shall be appointed.

12.15.  The arbitration shall be held in the city of São Paulo.  The language of the arbitration shall be Portuguese.

12.16.  The arbitral proceeding, as well as documents and information involved in the arbitration, shall be considered confidential.

12.17.  The arbitral award to be prolated by the arbitral tribunal may be taken to any competent tribunal for enforcement, which shall be considered final and definitive, binding the parties to the dispute, which expressly waive any appeal, except to request the clarification provided for in art. 30 of Law 9307 of September 23, 1996.

12.18.  Notwithstanding Clauses 12.10-12.17, any of the parties to the dispute shall have  the right to appeal to the Judicial Power in order to: (i) assure the institution of the arbitration, (ii) obtain preliminary injunctions to protect rights prior to institution of the arbitration, which shall prevail only until they are considered by the arbitral tribunal, and any such proceeding shall not be deemed to be a renunciation of the arbitration as the sole means of resolving conflicts chosen by the parties to the dispute, (iii) enforce any decision of the arbitral tribunal, including the arbitral award, and (iv) eventually plead nullity of the arbitral award, as provided for in law.  If the parties to the dispute take recourse to the Judicial Power in the above situations, the Foro da Comarca da cidade de São Paulo, Estado de São Paulo, shall be competent to recognize any judicial proceeding including with respect to the situations involving a failure to meet clear legal obligations involving judicial enforcement.

12.19.  All the expenses and costs relating and/or arising from the arbitral proceedings, including the expenses and costs relating to the production of opinions, assessments, expert or specialist fees, when solicited by the arbitral tribunal, shall be borne by the Parties in accordance with the determination of the arbitral tribunal.

12.20.  The obligations assumed in this Agreement shall be subject to specific performance by any of the Parties, pursuant to article 118, paragraph 3 of the Lei das Sociedades Anônimas, without prejudice, cumulatively, to the Parties collecting the losses and damages they have had to bear due to breach of the obligations established in this Agreement.  The Parties do not waive any action or arrangement (including the collection of losses and damages) to which they have a right at any time.  The Parties expressly acknowledge and obligate themselves to the specific performance of their obligations and to accept judicial orders or any other similar acts.

And being thus agreed and contracted, the Parties and the Company and other intervening parties sign 7 originals of this Agreement, of equal form and substance, in the presence of the qualified witnesses mentioned below.

São Paulo, July 1, 2010

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By:	By:
Title:	Title:

Samuel Klein

Eva Lea Klein	Michael Klein

CASA BAHIA COMERCIAL LTDA.

By:	By:
Title:	Title:

GLOBEX UTILIDADES S.A.

By:	By:
Title:	Title:

WILKES PARTICIPAÇÕES S.A.

By:	By:
Title:	Title:

Witnesses:

1.	2.
Name:	Name:
I.D.:	I.D.:
CPF/MF:	CPF/MF: